EXHIBIT 99.2

Yodle, Inc. and Subsidiaries
Consolidated Financial Statements as of and for the years ended December 31, 2014 and 2013, and Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Yodle, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Yodle, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yodle Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/DELOITTE & TOUCHE LLP

New York, New York
April 23, 2015

Yodle, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share and per share data)	December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$12,345	$10,214
Accounts receivable, net	3,405	2,749
Prepaid expenses	953	1,495
Other current assets	1,316	781

Total current assets	18,019	15,239

Property and equipment, net	5,277	5,056
Restricted cash	2,228	2,628
Goodwill	55,227	55,227
Intangible assets, net	11,608	8,345
Capitalized technology development costs, net	1,103	2,157
Other assets, net	267	6,819

Total assets	$93,729	$95,471

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$11,613	$11,695
Accrued expenses and other current liabilities	9,383	14,586
Deferred revenue	13,037	15,161
Preferred stock warrant liabilities	3,561	3,973
Contingent consideration in business combination	5,290	—
Current portion of deferred consideration	—	1,619
Current portion of bank loan	—	3,989
Current portion of subordinated debt	2,460	—

Total current liabilities	45,344	51,023

Other liabilities	5,505	2,165
Deferred revenue	4,000	3,000
Deferred consideration	1,637	—
Bank loan	2,970	5,993
Subordinated debt	15,000	15,000

Total liabilities	74,456	77,181

Commitments and contingencies (see note 16)

Convertible preferred stock (see note 13)	62,411	65,159

Stockholders' deficit:
Common stock; par value $.0002 per share - 155,000,000 shares authorized;
38,316,173 and 43,922,458 issued and outstanding as of
December 31, 2013 and 2014, respectively	8	9
Additional paid-in capital	35,376	40,958
Accumulated deficit	(78,522)	(87,836)

Total stockholders' deficit	(43,138)	(46,869)

Total liabilities, convertible preferred stock and stockholders' deficit	$93,729	$95,471

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)	Year Ended December 31,
	2013	2014

Revenues	$161,863	$191,225

Costs and expenses:
Cost of revenues (exclusive of depreciation
and amortization shown separately below)	53,843	60,923
Selling and marketing	64,605	75,428
Technology and product development	20,346	24,909
General and administrative	29,271	30,128
Depreciation and amortization	6,419	6,981

Total costs and expenses	174,484	198,369

Loss from operations	(12,621)	(7,144)

Interest expense and other	(2,912)	(1,777)

Loss before income taxes	(15,533)	(8,921)
Provision (benefit) for income taxes	(5,131)	393

Net loss and comprehensive loss	$(10,402)	$(9,314)

Net loss attributable to common stockholders:
Basic and diluted	$(10,402)	$(9,314)

Weighted-average shares used to compute net loss per
share attributable to common stockholders:
Basic and diluted	35,743,067	42,996,591

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.29)	$(0.22)

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Deficit

(in thousands, except shares)	Common Stock		Treasury Stock			Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	APIC	Deficit	Deficit

Balance as of January 1, 2013	34,367,474	$7	—	$—	$31,349	$(68,120))	$(36,764)
Common stock issued upon exercise of stock options and warrants	3,987,810	1	—	—	1,396	—	1,397
Treasury stock acquired from ProfitFuel escrow	—	—	39,111	(117)	—	—	(117)
Retirement of treasury stock	(39,111)	—	(39,111)	117	—	—	117
Stock-based compensation	—	—	—	—	2,631	—	2,631
Net loss	—	—	—	—	—	(10,402)	(10,402)
Balance as of December 31, 2013	38,316,173	8	—	—	35,376	(78,522)	(43,138)
Common stock issued upon exercise of stock options and warrants	5,606,285	1	—	—	1,702	—	1,703
Stock-based compensation	—	—	—	—	3,634	—	3,634
Stock used to acquire software asset	—	—	—	—	246	—	246
Net loss	—	—	—	—	—	(9,314)	(9,314)
Balance as of December 31, 2014	43,922,458	$9	—	$—	$40,958	$(87,836)	$(46,869)

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2013	2014

Cash Flows from Operating Activities
Net loss	$(10,402)	$(9,314)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,000	2,553
Amortization of intangible assets and capitalized technology development costs	4,419	4,428
Stock-based compensation expense	2,631	3,634
Chargebacks expense	1,108	1,023
Accretion/amortization of debt discounts	354	80
Deferred rent and lease abandonment	724	61
Preferred stock warrant liabilities mark-to-market loss	906	412
Fair value change for Lighthouse business combination contingent consideration	712	458
Compensation expense in connection with Lighthouse business combination	4,000	500
Deferred taxes on business combination	(5,399)	—
Other	314	517

Changes in operating assets and liabilities, net of effect of business combination:
Prepaid expenses	259	(542)
Other current assets	(693)	535
Accounts receivable	588	656
Other assets	(33)	—
Accounts payable	1,515	(263)
Accrued expenses and other current liabilities	1,495	(940)
Deferred revenue	(369)	883
Payment for Lighthouse Earn-out	—	(328)

Net cash provided by operating activities	4,129	4,353

Cash Flows from Investing Activities
Cash paid for business combination, net of cash acquired	(4,997)	—
Purchase of property and equipment	(3,281)	(2,394)
Deposits for equipment and improvements at new facility	—	(1,640)
Capitalization of technology development costs	(815)	(779)
Acquired capitalized software and other intangible assets	—	(575)
Change in restricted cash	135	(400)

Net cash used in investing activities	(8,958)	(5,788)

Cash Flows from Financing Activities
Proceeds from bank loan	561	7,000
Repayment of bank loan	(13,652)	—
Proceeds from subordinated debt	15,000	—
Repayment of subordinated debt	—	(2,460)
Payment for Lighthouse Earn-out	—	(2,672)
Issuance costs from borrowings related to bank and subordinated loans	(226)	—
Proceeds from issuance of preferred stock, net	4,928	—
Proceeds from issuance of common stock, net	1,397	1,703
Deferred initial public offering costs	—	(4,267)

Net cash (used in)/provided by financing activities	8,008	(696)

Net (decrease)/increase in cash and cash equivalents	3,179	(2,131)
Cash and cash equivalents as of beginning of year	9,166	12,345

Cash and cash equivalents as of end of year	$12,345	$10,214

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

1.    DESCRIPTION OF BUSINESS
Yodle, Inc. and subsidiaries (“Yodle” or the “Company”) is a provider of cloud-based marketing automation solutions for local businesses that makes digital marketing easy, affordable and transparent. Yodle’s platform provides its customers with an online, mobile and social presence, as well as automates, manages and optimizes their marketing activities and other consumer interactions. Yodle’s solutions are highly integrated and designed to be easy-to-use, helping local businesses navigate the rapidly evolving, technologically challenging, and highly fragmented digital marketing landscape without having to invest a significant amount of time and money or needing any in-house marketing or IT expertise.
Certain Significant Risks and Uncertainties-Yodle operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company’s control that could have a material adverse effect on the Company’s business, operating results, and financial condition. These risks include, among others, Yodle’s history of losses and ability to achieve profitability in the future, highly competitive environment, ability to maintain and increase usage rate of the Company’s platform, and ability to increase demand for its solutions. Yodle purchases the majority of its media from Google, and the business could be adversely affected if Google takes actions that are adverse to Yodle’s interests. Similar actions from Yahoo!, Microsoft, and other media providers could adversely affect the business to a lesser degree. The media purchases represent traffic acquisition costs, net, and are recorded in cost of revenues in the consolidated financial statements.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation-The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates-The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Significant estimates include fair value of the Company’s common stock, stock based compensation, preferred stock warrant liability, purchase price allocation, revenue recognition, expected customer lives, and recoverability of goodwill and intangible assets. These estimates are based on information available as of the date of the consolidated financial statements. Therefore, actual results could differ from those estimates.
Principles of Consolidation-The accompanying consolidated financial statements include the accounts of Yodle, Inc. and its wholly-owned subsidiaries, ProfitFuel, Inc. (“ProfitFuel”), Lighthouse Practice Management Group, Inc. (“Lighthouse”) and Yodle Canada Inc. (“Yodle Canada”). All intercompany balances and transactions have been eliminated in consolidation.
Business Combinations-Yodle’s consolidated financial statements include the operations of acquired businesses from the date of their acquisition. Yodle records business combinations under the acquisition method of accounting. All acquired assets and liabilities assumed are recorded at fair value on the date of acquisition. Transaction costs of $0.4 million related to the acquisition of Lighthouse in 2013 were expensed as incurred and recorded in general and administrative expenses in the consolidated statements of operations. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill and is allocated to the reporting unit(s) expected to benefit from the business combination. Contingent consideration is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re-measured to fair value at each reporting date until the contingency is resolved and changes in fair value are recorded in the consolidated statements of operations within general and administrative expenses.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Asset Acquisition-Yodle records asset acquisitions based on its cost to acquire the asset. Consideration that is not in the form of cash is measured based on the fair value of the consideration given or the fair value of the asset acquired, whichever is more clearly evident, and thus, more reliably measured.
Foreign Currency Translation-Yodle and its subsidiaries are U.S. based except for Yodle Canada which began operations in 2012 and uses the U.S. Dollar as its functional currency since the income and expenses of the subsidiary are in U.S. Dollars. Since almost all of Yodle’s transactions are in U.S. dollars, the Company is not subject to material foreign currency translation adjustments in its consolidated financial statements.
Cash and Cash Equivalents-Yodle considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents is approximately $5.3 million and $3.5 million invested in a money market account at December 31, 2013 and 2014, respectively (see note on Fair Value Measurements).
Accounts Receivable, net-Yodle bills the majority of its customers by credit card or e-check. Some larger customers and resellers are invoiced. Accounts receivable are recorded at the billed amount and no interest is charged. Yodle reviews the accounts receivable which are past due to identify specific customers with known disputes or collectability issues. The allowance for doubtful accounts is insignificant as of December 31, 2013 and 2014.
Refunds and Chargebacks-The majority of Yodle customers are billed in advance via credit card or e-check.
Refunds occur when a customer approaches Yodle directly and requests all or a portion of amounts paid to be returned. Yodle is not contractually obligated to issue refunds. Yodle’s general policy is not to grant refunds, but may voluntarily elect to provide a partial or full refund on a case-by-case basis. These refunds are applied to amounts Yodle has collected but not yet recognized as revenue, as a reduction to deferred revenue. To the extent that a refund exceeds amounts Yodle has collected but not yet recognized as revenue, Yodle reduces revenue accordingly. Refunds of $1.4 million and $1.3 million reduced revenues for the years ended December 31, 2013 and 2014, respectively.
Chargebacks occur when a customer requests their credit card provider to take back payment previously made to Yodle after services have been rendered. Yodle records estimates for probable losses from chargebacks based on historical experience. Expenses related to chargebacks totaled $1.1 million and $1.0 million for the years ended December 31, 2013 and 2014, respectively, and are recorded in general and administrative expense in the consolidated statements of operations. Accrued chargebacks were $0.4 million and $0.1 million as of December 31, 2013 and 2014, respectively and recorded in accrued expenses and other current liabilities in the consolidated balance sheets.
Restricted Cash-Restricted cash represents deposits made to fully collateralize certain standby letters of credit issued in connection with office lease arrangements. The restrictions will lapse when the letters of credit expire at the end of the respective lease terms from 2015 through 2024.
Long-lived Assets-Yodle reviews long-lived assets that have finite useful lives when an event occurs indicating the potential for impairment. If any indicators are present, Yodle performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the assets in question to their carrying amounts. If the undiscounted cash flows used in the test for recoverability are less than the long-lived assets carrying amount, Yodle determines the fair value of the long-lived asset and recognizes an impairment loss if the carrying amount of the long-lived asset exceeds its fair value. The impairment loss recognized is the amount by which the carrying amount of the long-lived asset exceeds its fair value. Management determined that there was no impairment charge for long-lived assets during the years ended December 31, 2013 and 2014.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Property and Equipment, net-Property and equipment consists of office furniture, office and computer equipment and leasehold improvements and is recorded at cost, with the exception of the long-lived assets acquired in business combinations, which are recorded at fair value at the time of the business combination. Depreciation is computed using the straight-line method over five years for all office furniture and over three years for office and computer equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. Improvements that extend the useful lives of property and equipment are capitalized while expenditures for maintenance and repairs are charged to expense as incurred.
Goodwill and Intangible Assets, net-Yodle records goodwill when the purchase price of net tangible and intangible assets acquired exceeds their fair value. Intangible assets include identifiable acquired technologies, trade names and trademarks, customer relationships and non-competition agreements. Yodle amortizes the cost of finite-lived intangible assets over their estimated useful lives, which are periods of five years or less. Amortization is based on the pattern in which the economic benefits of the intangible asset are expected to be realized.
Yodle tests goodwill for impairment at least annually as of October 1, or more frequently if events or changes in circumstances indicate that an asset may be impaired. The analysis is done at the reporting unit level, and the Company has determined it has one reporting unit. This is consistent with its one operating segment value for all years presented (see note on Segment, Geographic, and Significant Customer Information). Therefore, the Company uses its enterprise value as its fair value.
Impairment testing for goodwill is performed utilizing either a qualitative assessment or a two-step process. If the Company decides that it is appropriate to perform a qualitative assessment, management first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we conclude that the fair value of a reporting unit more likely than not exceeds its carrying value, no further evaluation is necessary. If we conclude that it is not more likely than not that the fair value exceeds its carrying value, management is required to perform the two-step process. If management performs the two-step process, then we estimate the fair value of the reporting unit and compare that to the carry value of the reporting unit. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired and no further evaluation is necessary. If the carrying value is higher than the estimated fair value, there is an indication that impairment may exist and the second step is required. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment charge.
Under the qualitative assessment, the Company considers a variety of qualitative factors, including general economic conditions, industry and market specific conditions, customer behavior, cost factors, the Company’s financial performance and trends, its strategies and business plans, capital requirements, management and personnel issues, and stock price, among others. Under the two step process, the Company estimates the fair value based on a number of factors, including: (a) appropriate consideration of valuation approaches (income approach, comparable public company approach, and comparable transaction approach), (b) estimates of future growth rates, (c) estimates of the Company’s future cost structure, (d) discount rates for its estimated cash flows, (e) selection of peer group companies for the comparable public company and the market transaction approaches, (f) required levels of working capital, (g) assumed terminal value, and (h) time horizon of cash flow forecasts. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment of the one reporting unit.
Yodle reviews intangible assets that have finite useful lives when an event occurs indicating the potential for impairment. If any indicators are present, Yodle performs a recoverability test by comparing the sum of the estimated undiscounted future

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

cash flows attributable to the acquired intangibles in question to their carrying amounts. If the sum of the undiscounted cash flows used in the tests for recoverability are less than the acquired intangibles carrying amount, the Company determines the fair value of the acquired intangibles and recognizes an impairment loss if the carrying amount of the acquired intangibles exceeds its fair value. The impairment loss recognized is the amount by which the carrying amount of the acquired intangibles exceeds its fair value.
Capitalized Technology Development Costs, net-Yodle follows the guidance of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Intangibles-Internal Use Software, to account for capitalized technology development costs. The Company capitalizes payroll and payroll-related costs incurred by employees involved in developing new or additional functionality essential to Yodle’s platform during the development stage. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred and included in technology and product development in the consolidated statements of operations. Once the technology has reached technological feasibility, internal and external costs, if direct and incremental, are capitalized until it is substantially complete and ready for intended use. Capitalized technology development costs are amortized on a straight-line basis over their estimated useful life of three years.
Capitalized technology development costs also include software acquired in an asset acquisition (see note on Capitalized Technology Development Costs, net). Additional development, if required, is capitalized in accordance with ASC 350-40. The useful life is determined by evaluating the pattern in which the economic benefits of the asset are expected to be realized.
Other Assets, Net-In 2014 Yodle began incurring costs in connection with the filing of its Registration Statement on Form S-1, which are deferred in other assets, net in accordance with ASC 505-10-25, Equity - Recognition in the consolidated balance sheets. Initial public offering (“IPO”) costs consist of legal, accounting, and other costs directly related to the Company’s efforts to raise capital through an IPO. If the IPO becomes effective, these deferred costs will be offset against proceeds received from the offering and reclassified to additional paid-in capital on the consolidated balance sheets. Should Yodle terminate or more than temporarily delay its planned offering, these costs will be expensed in the consolidated statements of operations.
Yodle records deposits made in advance of acquiring long term assets such as furniture and equipment and deposits for the build-out of the Company's new office space in other assets, net.
Deferred Revenue-Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized when the revenue recognition criteria are met. Deferred revenue that is expected to be recognized during the subsequent 12-month period is classified as current and the remainder is classified long-term.
Deferred Rent-Yodle is subject to operating leases that contain predetermined fixed escalations of the minimum rental payments to be made during the original terms of the leases (which include “rent free” periods and construction periods). For these leases, the Company recognizes the related expense on a straight-line basis over the life of the lease, commencing on the date it takes possession of the premises.
Concentrations of Credit Risk-Financial instruments which potentially subject Yodle to concentrations of credit risk consist primarily of cash and cash equivalents and bank loans.
Cash and cash equivalents and restricted cash are deposited with major financial institutions and, at times, such balances with any one financial institution may be in excess of the Federal Deposit Insurance Company’s (“FDIC”) insured limits of $250,000. At December 31, 2013 and 2014, approximately $14.3 million and $12.6 million, respectively, in cash and cash equivalents and restricted cash were deposited in excess of FDIC-insured limits.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Fair Value of Financial Instruments-The carrying amount of cash and cash equivalents except for money market funds, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value because of the short maturity of these instruments. Money market funds are stated at fair value. The carrying amount of restricted cash approximates fair value because as the restrictions expire, the carrying value represents the amount that the Company will receive. Amounts outstanding under bank loans and other debt instruments are shown net of any discounts, including beneficial conversion and warrant discounts (see notes on Bank Loans, Subordinated Debt, and Warrants). Yodle has not elected the fair value measurement option for its financial instruments, assets, or liabilities under ASC 825, Financial Instruments. For example, Yodle’s loan principal balances are not marked to market in each reporting period. Instead they are shown net of any discount (primarily from issuance of warrants) and the debt discount is amortized using an effective interest method. All preferred stock warrants were recorded as derivative liabilities at fair value upon issuance and subsequently recorded at fair value in each reporting period, with changes in fair value recorded as interest expense and other in the consolidated statements of operations in accordance with ASC 815, Derivatives and Hedging (see notes on Bank Loans, Subordinated Debt, and Warrants). Inputs used to measure the fair value of warrants issued in connection with debt are disclosed in the note on Warrants.
Treasury Stock-Shares of Yodle’s common stock that are repurchased are recorded as treasury stock at cost and are included as a component of stockholders’ deficit. In August 2013, Yodle acquired treasury stock in connection with shares of stock held in escrow related to the 2011 ProfitFuel business combination; these shares were retired in December 2013.
Convertible Preferred Stock-Yodle follows the guidance of ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging Instruments in determining the treatment of its preferred shares.
The convertible preferred stock is classified in mezzanine/temporary equity under the terms of ASC 480-10-S99-A3, as it represents a contingently redeemable security due to the holders’ right to redeem upon the occurrence of a deemed liquidation event. The convertible preferred stock is initially measured at their fair value at the issuance date, and the carrying amount is not re-measured as long as it is not probable of becoming redeemable. Costs directly associated with the issuance of the convertible preferred stock (e.g., legal costs, etc.) were recorded at issuance as a reduction to the redeemable preferred stock amount. At the time when a deemed liquidation event is considered probable, the convertible preferred stock balance will be re-measured to its redemption value (i.e., liquidation preference) and the carrying amount of the instrument will be adjusted to equal the redemption value at the end of each reporting period. As of December 31, 2014, Yodle concluded that a deemed liquidation event was not probable and therefore preferred stock is presented net of issuance costs.
Preferred Stock Warrants Liabilities-The preferred stock warrants are exercisable into Series A, B, or D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company. In accordance with ASC 480, Distinguishing Liabilities from Equity, the Warrants are accounted for as a liability at their fair value and are re-measured at fair value on each reporting date with the change reported as interest expense and other on the consolidated statements of operations. Fair values for the preferred stock warrants are determined using the Black-Scholes-Merton valuation technique. The Black-Scholes-Merton valuation model provides for dynamic assumptions regarding volatility and risk-free interest rates within the total period to maturity. Accordingly, within the contractual term, the Company provided multiple date intervals over which multiple volatilities and risk-free interest rates were used. These intervals allow the Black-Scholes-Merton model valuation to project outcomes along specific paths which consider volatilities and risk-free rates that would be more likely in an early exercise scenario (see note on Fair Value Measurements). Upon the consummation of an IPO, the preferred stock warrants, except for Series D preferred bridge financing warrants which expire or will net exercise upon an IPO, will convert into warrants to purchase common stock. Upon conversion, the liability recorded for the preferred stock warrants will be reclassified to additional paid-in capital.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Segments-Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the enterprise’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Yodle’s Chief Executive Officer is its CODM. Yodle’s operations constitute one operating and reportable segment.
Revenue Recognition-Revenue is recognized when there is persuasive evidence of an agreement or arrangement, services have been rendered, the price to the buyer is fixed or determinable and collectability is reasonably assured. Yodle’s primary sources of revenue are from sales related to Yodle Ads, and sales of its platform offerings, including Yodle Organic, Yodle Marketing Essentials, Centermark, Yodle Web, Lighthouse, set up and website design fees.
Yodle Ads is a managed service offering. Local businesses become customers of the Company’s Yodle Ads media offering to promote their business online and to generate prospects who ultimately convert into paying consumers. The Company’s Yodle Ads offering is an integrated solution that provides its customers with a marketing program that is designed to achieve this objective. Pursuant to the Yodle Ads offering, customers agree in advance to a monthly media budget (the “subscription”). Subscription revenue from the Yodle Ads offering is recognized ratably over the month, as the service is delivered.
In 2014, the Company corrected its revenue recognition policy for Yodle Ads to account for it as subscription revenue. Historically, the Company had recognized Yodle Ads revenue when local online advertising was purchased for that customer. For the year ended December 31, 2013, if revenues from the Company’s Yodle Ads offering were presented on a subscription basis, revenues would increase by $0.3 million (0.2%). As the amount was deemed immaterial, prior year’s financial statements were not revised, and the prior years' impact of the change was recorded to revenue in the year ended December 31, 2014.
Yodle acts as a principal in transactions related to its Yodle Ads offering. Pursuant to ASC 605-45-45, Principal Agent Consideration, Yodle is the primary obligor in the arrangement, performs a significant portion of the services, has latitude in establishing pricing, has discretion in the supplier selection and determines service specifications. Therefore, Yodle recognizes revenue on a gross basis.
Revenue from Yodle Organic is generated from subscriptions for search engine optimization (“SEO”) whereby Yodle uses its proprietary algorithm technology to enable customers to be more easily found through various internet search engines. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.
In 2014, Yodle introduced a new suite of products: Yodle Marketing Essentials and Centermark.
Revenue from Yodle Marketing Essentials is generated from subscriptions from customers to our local marketing automation platform. Yodle charges a monthly subscription fee which is ratably recognized over the period of service.
The Centermark product provides the functionality associated with the Marketing Essentials product to brand networks.  In addition, the Centermark product provides brand network owners with access to a business intelligence tool that provides real-time information about the marketing activity of their individual network locations. Subscriptions to Centermark are recognized ratably over the period of service.
Revenue from Yodle Web is generated from subscriptions to Yodle's digital presence offering, which encompasses the maintenance of a professional quality website that is easily discoverable and optimized for mobile devices and connected to online directories and rating and review sites. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Revenue from Lighthouse is generated from subscriptions to Yodle's business practice automation software service that is used by Yodle's customers to manage many of their customer interactions and administrative office routines such as appointment management. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.
Set up and website design fees are one-time fees that are recognized over the expected customer life, which is based on historical experience.
Yodle applies ASC 605-25, Revenue Recognition-Multiple Element Arrangements, to account for the revenue arrangements with customers that involve multiple deliverables. When an arrangement involves multiple elements and it is determined that the elements should be accounted for as separate units of accounting, the entire fee from the arrangement is allocated to each respective element based on relative selling price compared to the total selling price, and recognized when the revenue recognition criteria for each element is met. For all services provided, Yodle determines the relative selling price using either vendor specific objective evidence (“VSOE”) or if VSOE is not available, third-party evidence (“TPE”), or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The significant factors, inputs and assumptions used in estimating selling price include actual selling prices, historical information and other entity specific considerations.
Yodle also provides its offerings through resellers. Yodle earns a per-customer fee for all platform offerings sold by resellers. Additionally, Yodle collects a share of the revenue that resellers generate from sales of Yodle Ads. In accordance with ASC 605-45-45, Principal Agent Consideration, Yodle has evaluated the relevant indicators in the arrangement. Yodle has determined net treatment to be appropriate as it does not meet the criteria to be the primary obligor in the arrangement and amounts earned pursuant to reseller arrangements are fixed but subject to volume. Yodle recognizes revenue in the period that it delivers its offerings to the customer on behalf of the resellers. Additionally, certain of Yodle's resellers have guaranteed to provide the Company with a minimum fee structure, regardless of the volume of their sales. Historically resellers have exceeded the minimum guarantee.
In 2011, effective for the 2012 fiscal year, Yodle entered into a multi-year licensing agreement to distribute its offerings in Canada through a reseller. The reseller paid a $10.0 million licensing fee upon signing the agreement. The licensing fee is being recognized ratably over the estimated life of the reseller relationship, which approximates the term of the contract, which commenced in January 2012 and originally contracted to end December 31, 2014. On September 9, 2013, Yodle and the reseller agreed to modify the agreement, including extending the term until December 31, 2018. At that time, Yodle updated its estimated life of the reseller relationship to consider the remaining contract term and amortizes the remaining license fee over the remaining estimated life of the reseller relationship. In addition to this licensing fee, Yodle may also earn milestone payments if certain revenue targets are met by the reseller. These milestone payments, if earned, would be recognized ratably over the estimated life of the reseller relationship with a cumulative catch up recognized for the elapsed portion of the estimated life of the reseller relationship. In 2012 and 2013, the first and second milestones were obtained, and therefore the reseller paid Yodle an additional $1.0 million for each milestone. As of December 31, 2014, one additional milestone remained unearned. Yodle also earns per customer fee revenue from its Canadian reseller on sales of Yodle offerings to its customers as well as revenues from assisting its reseller in executing its operations.
Cost of Revenues-Cost of revenues consists of traffic acquisition costs, net of provider rebates, client service account setup personnel costs including salaries, bonuses, stock-based compensation and other personnel costs, third-party costs associated with service delivery, co-location, hosting and designing websites, and credit card processing fees. No allocation of depreciation and amortization expense was made to cost of revenues.
Two vendors accounted for approximately 89% and 93% of Yodle’s net traffic acquisition costs of $38.5 million and $42.5 million in 2013 and 2014, respectively. Traffic acquisition costs are the expenses charged by search engines when a

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

consumer clicks on a sponsored link. Yodle has agreements with both vendors, which either party may terminate through written notice.
Advertising expense-Advertising costs are expensed as incurred. Advertising expense was approximately $5.1 million and $6.0 million for the years ended December 31, 2013 and 2014, respectively. Advertising expenses include marketing personnel costs and are included in selling and marketing expenses in the consolidated statements of operations.
Income Taxes-Yodle uses the asset and liability method of accounting for income taxes as prescribed by ASC Topic 740, Income Taxes, which recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using existing enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Yodle follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, and includes in the consolidated financial statements only those tax positions that are more likely than not to be sustained.
Stock-Based Compensation-Yodle accounts for stock-based compensation awards issued to its employees and members of its Board of Directors (the “Board”) in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for these transactions with employees.
Stock-based compensation is measured at grant date based on the estimated fair value of the award and is expensed on a straight-line basis over the requisite service period. Fair values of share-based payment awards are determined on the date of grant using the Black-Scholes-Merton option pricing model to estimate the fair value of its stock options awards to employees.
Since there is no public market for Yodle’s common stock, the Company uses the “calculated value method,” which relies on comparable company historical volatility and uses the average of i) the weighted-average vesting period and ii) the contractual life of the option, calculated using the “simplified method”. The simplified method allows for estimating the expected life based on an average of the option vesting term and option life, provided that all options meet certain criteria of “plain vanilla” options. Yodle bases its estimates of expected volatility on the median historical volatility of a group of publicly traded companies it believes are comparable to the Company based on the criteria set forth in ASC 718, Compensation-Stock Compensation, considering factors such as line of business, stage of development, size and financial leverage. The risk-free rate of interest for periods within the contractual life of the stock option award is based on the yield of U.S. Treasury bonds on the date the award is granted with a maturity equal to the expected term of the award. Since Yodle makes grants throughout the year, there will be a range of risk-free rates and average expected lives used during the year. The Company uses historical data to estimate forfeitures. Additionally, Yodle has assumed that dividends will not be paid.
The Company accounts for stock awards issued to consultants other than members of the Board in accordance with the provisions of ASC 505-50, Equity-Based Payments to Non-Employees. Restricted stock awards are measured based on the fair market values of the underlying common stock on the dates of grant and expensed on a straight-line basis over the requisite service period.
Other Comprehensive Loss-Yodle did not have any items of other comprehensive income or loss during the years ended December 31, 2013 or 2014.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Subsequent Events-Yodle follows ASC 855-10, Subsequent Events, which contains general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are available to be issued. Management has considered subsequent events through April 23, 2015, the date the consolidated financial statements were available to be issued (see note on Subsequent Events).
Recently Issued Accounting Guidance-In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. This guidance supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in this ASU can either be adopted on a full retrospective basis or on a modified prospective basis. The guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In June 2014, the FASB issued ASU 2014-12, Accounting for Share-based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718) (“ASU 2014-12”), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition and should not be reflected in the estimate of the grant-date fair value of the award.  The guidance is effective for periods beginning after December 15, 2015.  The guidance can be applied prospectively for all awards granted or modified after the effective date or retrospectively to all awards with performance targets outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern. This guidance amends the presentation of financial statement requirements in ASC 205-40, Going Concern. This guidance is based on the principle that the entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The guidance also requires additional disclosure about principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. The amendments in this ASU are effective retrospectively for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.

3.    BUSINESS COMBINATION
On February 28, 2013, Yodle acquired 100% of Lighthouse, a provider of dental appointment reminder and practice automation software services, based in Georgia. This business combination resulted in Yodle adding a strong practice automation capability to its existing offerings.
Under the terms of the merger agreement, Yodle (i) paid Lighthouse stockholders $5.0 million in cash at closing; (ii) issued 3,804,348 shares of its Series E Preferred Stock at a fair value of $2.30 per share to the stockholders of Lighthouse that qualified as accredited investors; (iii) promised to pay the Lighthouse stockholders deferred payment consideration of $6.2

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

million in cash at a later time (the “Deferred Payment”); and (iv) agreed to pay the stockholders an earn-out consideration (the “Earn-out”), the amount of which was based on revenue performance over the measurement period (commenced March 1, 2013 and ended February 28, 2014), not to exceed $3.0 million in cash and 869,565 shares. A portion (40%) of the Earn-out was paid by the issuance of additional Series E Preferred Stock, calculated by dividing the amount of share based Earn-out earned by the initial fair value of $2.30 per share, and the balance of $3.0 million was paid in cash to the stockholders.
Deferred Payment
The Deferred Payment is due on the earlier of (a) the second anniversary of the effective date (February 28, 2015) (see note on Subsequent Events), (b) the closing of an initial public offering that nets proceeds to Yodle of at least $20.0 million (“Qualifying Public Offering”), or (c) the closing of a sale of Yodle. The Deferred Payment was subject to a post-close working capital adjustment and was reduced by $0.1 million during the year ended December 31, 2014. The Deferred Payment, subject to the terms of the agreement, accrues a simple interest rate of 8% per annum from the effective date and is payable to stockholders quarterly in arrears. The Company has an option to extend the due date to February 28, 2017 which would result in the interest rate increasing from 8% to 12% (“Deferred Rate”). Under the terms of the Deferred Payment, $1.7 million is accounted for as consideration in the business combination, and $4.5 million is compensation expense under ASC 710. The Deferred Payment had a fair value at acquisition of $1.6 million, and is adjusted to fair value at each reporting date. As of December 31, 2013 and December 31, 2014, the fair value of the consideration was $1.6 million and is recorded in deferred consideration and current portion of deferred consideration, respectively in the consolidated balance sheets.
The $4.5 million of compensation expense was expensed on a straight-line basis over a period of one year from acquisition date, which was the required service period per the agreement and is reflected in the consolidated statements of operations in general and administrative expenses. In September 2013, the merger agreement was amended and the terms of the Deferred Payment were modified, which accelerated expenses for services related to one key employee. For the years ended December 31, 2013 and 2014, $4.0 million and $0.5 million, respectively was charged to and classified as general and administrative expense in the consolidated statements of operations. Compensation expense of $4.0 million and $4.5 million was outstanding on December 31, 2013 and 2014, respectively, and recorded in other liabilities and accrued expenses and other current liabilities, respectively, in the consolidated balance sheets.
On July 15, 2014, Yodle amended its loan agreement with Silicon Valley Bank (“SVB”) and in conjunction the holders of the Deferred Payment amended their subordination agreement with SVB pursuant to which they agreed that payment of principal of the Deferred Payment would be deferred until the earlier of closing of Yodle’s IPO or February 28, 2015. After February 28, 2015, interest on the Deferred Payment accrues at the Deferred Rate.
Interest on the Deferred Payment has a stated interest rate of 8% and is payable quarterly in arrears. Interest expense is bifurcated between the consideration amount and the compensation expense. The interest related to the consideration is recorded to interest expense and other in the consolidated statements of operations, and interest related to the compensation cost is recorded in general and administrative expense in the consolidated statements of operations.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The table below summarizes the interest costs related to the Deferred Payment:

(in thousands)	Year Ended December 31,
	2013	2014

Accrued interest on deferred consideration	$113	$133
Accrued interest on compensation expense	302	360

Total accrued interest on deferred payment	$415	$493
The effective interest rate for the consideration, based upon changes in fair value and stated interest, is 9.59% and 8.19%, for the years ended December 31, 2013 and 2014, respectively.
Earn-out
The fair value of the Earn-out at the acquisition date was $4.6 million and was recorded as a liability as of the purchase date. In September 2013, the merger agreement was amended to recognize that the Earn-out targets had been met in full; and that in March 2014, the stockholders would be paid 869,565 shares of Series E Preferred Stock, and $3.0 million in cash. Subsequent to the amendment, the Company continued to record the fair value of the Earn-out as a liability under ASC 480. In March 2014, Yodle settled its Earn-out liability in accordance with the terms of this amendment. The changes in fair value of the Earn-out totaled $0.7 million and $0.5 million for the years ended December 31, 2013 and 2014, respectively, and were recorded in general and administrative expenses in the consolidated statements of operations.
At each reporting date, Yodle re-measures the Deferred Payment and Earn-out consideration obligations to their fair values. Changes in the fair value of the Deferred Payment and Earn-out consideration obligations result from changes in probability assumptions with respect to the likelihood of achieving the Earn-out targets, changes in the fair value of the Series E Preferred Stock, and changes in the time to payment.
The following table summarizes the components of purchase price that constitutes the consideration transferred:

(in thousands)	February 28, 2013

Cash	$5,000
Fair value of Series E Preferred Stock issued	8,750
Fair value of Deferred Payment	1,615
Fair value of Earn-out consideration	4,600

Total	$19,965
The transaction is considered a merger for federal and relevant state tax purposes. The financial results of Lighthouse have been included in Yodle’s consolidated financial statements from February 28, 2013. Immediately subsequent to the transaction, the operations of Lighthouse were merged with the operations of Yodle and the combined company operated as one reporting unit and one operating segment.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The pro-forma impact of this business combination is not material to Yodle’s historical consolidated operating results and is therefore not presented.
The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values on the business combination date, with the remaining unallocated purchase price recorded to goodwill. The fair values assigned were determined using the market approach, the income approach and the cost approach. Additional models of probability trees were utilized in deriving the fair values of the Deferred Payment and Earn-out. The acquired identifiable intangible assets are being amortized on a straight-line basis, which Yodle believes approximates the pattern in which the assets are utilized, over their estimated useful lives.
The following table summarizes the allocation of the purchase price for the Lighthouse business combination:

(in thousands)	February 28, 2013
Net tangible liabilities:
Cash	$3
Accounts receivable	221
Property and equipment	97
Other assets	52
Accounts payable and accrued expenses	(353)
Deferred revenue	(123)
Other current liabilities	(521)
Deferred tax liability	(5,399)

Net tangible liabilities acquired	(6,023)

Identifiable intangible assets:
Developed technology	$8,510
Customer relationships	2,675
Tradenames and trademarks	1,472
Non-competition agreements	775
Total identifiable intangible assets	13,432
Goodwill	12,556

Total purchase price	$19,965

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

4.    SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for the years ended December 31, 2013 and 2014 is as follows:

(in thousands)	Year Ended December 31,
	2013	2014
Supplemental disclosures of cash flow information
Cash paid for interest	$1,514	$1,739
Cash paid for taxes	298	307

Non-cash investing and financing activities
SVB 2012 Loan exchanged for SVB 2013 Loan	$2,435	$—
Stock issued as consideration in business combination	8,750	2,748
Deferred payment obligation issued as consideration in business combination	1,615	—
Lighthouse Earn-out liability	4,600	—
Deferred payment obligation issued in software asset acquisition	—	615
Stock used to acquire software asset	—	246
Treasury stock acquired from ProfitFuel escrow	(117)	—
Retirement of treasury stock	117	—
Property and equipment acquired that are unpaid in accounts payable	281	220
Deferred IPO costs	—	387
Unpaid deposits for equipment and leasehold improvements at new facility
(see note on Commitments and Contingencies)	—	382

5.    PROPERTY AND EQUIPMENT
Property and equipment is shown by major classifications as follows:

(in thousands)	As of December 31,
	2013	2014
Office furniture	$2,224	$2,496
Office and computer equipment	5,507	7,317
Leasehold improvements	1,827	1,954

Total	9,558	11,767
Less accumulated depreciation and amortization	(4,281)	(6,711)

Property and equipment, net	$5,277	$5,056
Depreciation and amortization expense was approximately $2.0 million and $2.6 million in 2013 and 2014, respectively. In 2014, Yodle disposed of approximately $0.1 million of fully depreciated property and equipment.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

6.    GOODWILL AND INTANGIBLE ASSETS, NET
The changes in the carrying amount of goodwill as of December 31, 2013 and 2014 are as follows:

(in thousands)	2013	2014
Goodwill, gross, as of January 1	$42,671	$55,227
Accumulated impairment losses through January 1	—	—

Balance as of January 1	42,671	55,227
Goodwill from Lighthouse business combination	12,556	—

Balance as of December 31	$55,227	$55,227
The $12.6 million addition to goodwill in 2013 relates to Lighthouse (see note on Business Combination). There was no impairment charge for goodwill or intangible assets, during the years ended December 31, 2013 and 2014.
Information regarding intangible assets, net that are being amortized is as follows:

(in thousands)	Customer Relationships	Non - competition Agreements	Tradenames & Trademarks	Developed Technology	Total Intangible Assets
Balance January 1, 2013	$269	$1,719	$—	$—	$1,988
Business Combination, Lighthouse	2,675	775	1,472	8,510	13,432
Amortization 2013	(715)	(1,429)	(250)	(1,418)	(3,812)

Net Carrying Value December 31, 2013	2,229	1,065	1,222	7,092	11,608
Addition 2014	—	—		45	45
Amortization 2014	(535)	(764)	(307)	(1,702)	(3,308)

Net Carrying Value December 31, 2014	$1,694	$301	$915	$5,435	$8,345
Customer relationships and trademarks and tradenames acquired as part of the 2011 ProfitFuel business combination were fully amortized as of December 31, 2013. Non-competition agreements acquired as part of the 2011 ProfitFuel business combination were fully amortized as of December 31, 2014.
Lighthouse related developed technology, customer relationships, and trademarks and tradenames were all determined to have a useful life of five years. Non-competition agreements are being amortized over three years. Developed technology, customer relationships and trademarks and tradenames have remaining useful lives of approximately three years and non-competition agreements have a remaining useful life of one year.
Amortization expense was $3.8 million and $3.3 million for the years ended December 31, 2013 and 2014, respectively.
The weighted-average remaining useful life of the intangible assets is 3.09 years.
The Company has developed or acquired certain patents amounting to less than $0.1 million which is included in developed technology and these patents have a useful life of three years.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Estimated remaining amortization of the intangible assets is as follows:

(in thousands)

2015	$2,803
2016	2,588
2017	2,532
2018	422

Total	$8,345

7.    CAPITALIZED TECHNOLOGY DEVELOPMENT COSTS, NET

(in thousands)	As of December 31,
	2013	2014
Capitalized technology development costs	$2,481	$4,191
Less accumulated amortization	(1,378)	(2,034)

Capitalized technology development costs, net	$1,103	$2,157
Amortization of capitalized technology development costs was approximately $0.6 million and $1.1 million in 2013 and 2014, respectively.
Capitalized technology development costs included additions of capitalized payroll of approximately $0.8 million in 2013 and 2014, respectively, and software acquired in 2014 related to the Service Task asset acquisition for approximately $1.4 million (as noted below).
Software Asset Acquisition
On February 28, 2014, Yodle acquired software code, (“Service Task”) from New Service, LLC. Consideration for the acquired asset was $1.4 million, reflected in capitalized technology development costs, net, and consisting of (a) $0.5 million in cash, (b) 87,000 common shares, valued at $2.82 per share, and (c) a deferred payment of $0.6 million, each of (b) and (c) are paid 50% on the first anniversary (see note on Subsequent Events) and 50% on the second anniversary of the closing. Yodle has not capitalized additional costs in conjunction with further development of the program code. The Company estimates the useful life of the acquired software to be three years and is being amortized accordingly.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

8.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
The following table details the outstanding accrued expenses and other current liabilities of Yodle as of December 31, 2013 and 2014:

(in thousands)	As of December 31,
	2013	2014
Lighthouse deferred compensation (see note on Business Combination)	$—	$4,500
Service Task deferred payment	—	327
Accrued payroll expenses	4,496	4,921
Accrued expenses, other	1,876	2,087
Accrued traffic acquisition costs	1,288	998
Accrued taxes	1,099	1,385
Accrued interest expense	363	222
Deferred rent	261	146

Total	$9,383	$14,586

9.    BANK LOANS
The principal amounts, unamortized discounts, and net carrying amounts are as follows:

(in thousands)		December 31, 2013			December 31, 2014
Bank Loans	Initial Principal	Principal Outstanding	Unamortized Discount	Net Carrying Amount	Principal Outstanding	Unamortized Discount	Net Carrying Amount

2013 Loan	$3,000	$3,000	$(30)	$2,970	$10,000	$(18)	$9,982

Total Bank Debt		$3,000	$(30)	$2,970	$10,000	$(18)	$9,982

Current portion		$—	$—	$—	$4,000	$(11)	$3,989
Long-term portion		$3,000	$(30)	$2,970	$6,000	$(7)	$5,993
2011 Loan
In May 2011, Yodle modified their existing Loan and Security Agreement (“LSA”) with SVB (“2011 Loan”). Based on the modification, SVB agreed to lend Yodle $10.0 million. The loan had a maturity date of May 31, 2014 and had a stated interest rate of 11%.
In connection with the 2011 Loan, SVB was granted warrants to purchase shares of Yodle’s Series D preferred stock worth $1.0 million. Yodle recorded the value of this preferred stock warrant as a liability based on the fair value as of the date of issuance, $0.7 million, and as a reduction of the stated value of the loan, which was accreted into the loan over its maturity as additional interest expense. During the year ended December 31, 2013, $0.1 million was accreted and recorded as additional interest expense and other in the consolidated statements of operations.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

In September 2013, Yodle entered into an agreement to borrow $15.0 million (see note on Subordinated Debt), and used a portion of those proceeds to pay off the $10.0 million balance of the 2011 Loan; an early extinguishment of debt in the amount of $0.2 million was recorded related to the unamortized loan warrants associated with the loan.
2012 Loan
In September 2012, Yodle modified the LSA with SVB and borrowed a total of $7.0 million (“2012 Loan”). $3.8 million was used to partially pay down the ProfitFuel Deferred Payment (see note on Subordinated Debt). The remaining $3.2 million was used to pay off the previous existing LSA from 2010 (“2010 Loan”) in a contemporaneous debt exchange. Yodle incurred an insignificant amount in fees in connection with amending the LSA, all of which were expensed in 2012.
As part of the September 2012 loan amendment, SVB received common stock warrants to purchase 195,000 shares of common stock at a purchase price of $1.19 per share. Yodle recorded the fair value of the common stock warrants, determined using a binomial pricing model, on the date of the grant as a reduction of the stated value of the loan, which will be accreted into the loan over its maturity as additional interest expense. The warrants issued in connection with the 2012 Loan were presented as a reduction of the related debt outstanding and reduced the debt by $0.3 million, with an offset to equity, which included the remaining unamortized warrant discount of less than $0.1 million from the 2010 Loan.
In December 2013, Yodle used the proceeds from the 2013 Loan to pay off the remaining principal and interest due on the 2012 Loan. Since the 2013 Loan was considered a modification of the 2012 Loan, the unamortized warrants of the 2012 Loan will be amortized over the life of the 2013 Loan. For the year ended December 31, 2013, $0.2 million of loan warrant discounts were accreted and recorded as additional interest expense in interest expense and other in the consolidated statements of operations.
2013 Loan
In December 2013, Yodle modified its LSA with SVB. Under the LSA, SVB agreed to loan Yodle up to $10.0 million under a term loan facility (the “Term Loan Facility”), as well as the lesser of $2.0 million and 80% of eligible accounts receivable under a revolving credit facility (the “Revolving Credit Facility” and together with the “Term Loan Facility”, the “2013 Loan”). The 2013 Loan was considered a modification of the 2012 Loan and is secured by substantially all of Yodle’s assets. A condition of the LSA was that a portion of the loan amount would be used to pay in full the outstanding balances of Yodle’s existing 2012 Loan.
The repayment period of the Term Loan Facility commenced on January 2, 2015, with 30 equal monthly payments, and bears interest at 0.75% above prime. From January 1, 2014 to December 31, 2014, Yodle was required only to pay interest monthly. The Term Loan Facility matures on June 1, 2017, but the draw period for the Term Loan Facility ended on December 31, 2014. On December 12, 2013, Yodle made its first drawdown of $3.0 million and used $2.4 million of the proceeds to pay off the balance of the outstanding 2012 Loan in a contemporaneous debt exchange.
On February 27, 2014, Yodle drew down an additional $3.0 million and used the funds to satisfy the cash portion of the Earn-out consideration related to the Lighthouse business combination (see note on Business Combination). On June 18, 2014, Yodle made a third drawdown, in the amount of $3.0 million. Yodle used $2.7 million of the proceeds to pay off the balance and accrued interest due on the promissory note on June 20, 2014 (see note on Subordinated Debt).
On July 15, 2014, Yodle and SVB entered into a “First Loan Modification Agreement” whereby SVB provided Yodle with a letter of credit in the amount of $4,000,000, which expires one year after issuance, and is subject to additional terms of one year but will expire no later than June 30, 2027. At the date of amendment, other terms and conditions requiring the cash

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

collateralization of the letter of credit in the event that an IPO did occur on or before February 28, 2015 existed (See note on Subsequent Events).
On September 29, 2014, Yodle made a fourth drawdown of $1.0 million. Following the final drawdown, the principal outstanding for the 2013 Loan increased to $10.0 million.
Any outstanding principal amount under the Revolving Credit Facility and any accrued and unpaid interest must be paid in full by December 12, 2015. Borrowings under our Revolving Credit Facility accrue interest on a monthly basis and bears interest at 0.25% above prime. As of December 31, 2014, Yodle has not borrowed any amounts under the Revolving Credit Facility.
At December 31, 2014, $6.0 million was classified as long term and $4.0 million was classified as short term in the consolidated balance sheets. The estimated fair value of 2013 Loan as of December 31, 2013 and 2014, respectively, approximates the recorded value since the loan was recently renegotiated with the same interest rate as the original issuance (see note on Subsequent Events). The Company considers these inputs to be within Level 3 of the fair value hierarchy because it cannot reasonably observe activity in the limited market in which participations in the term loans are traded, if at all.
Scheduled repayments of the loans outstanding under the LSA at December 31, 2014 are as follows:

(in thousands)

2015	$4,000
2016	4,000
2017	2,000

$10,000
The schedule of stated interest rates, effective interest rates, interest expense, discount amortization amounts, and loss on early extinguishment of debt are as follows:

(in thousands)	Stated Interest Rate	Effective Interest Rate	Interest Expense	Discount Amortization	Loss on Early Extinguishment of Debt
Year ended December 31, 2013
2013 Loan	prime + .75%	3.94%	$6	$—	$—
2012 Loan	prime + 1.25%	8.43%	213	144	—
2011 Loan	11.00%	13.75%	767	149	216

Year ended December 31, 2014
2013 Loan	prime + .75%	4.24%	$300	$13	$—
In connection with the LSA, Yodle is subject to certain covenants with which it must comply. On December 12, 2013, Yodle amended the financial covenants relating to Capital Expenditures, and Minimum Adjusted EBITDA/Maximum Adjusted EBITDA Loss. As of December 31, 2014, Yodle was in compliance with all such covenants.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

10.    SUBORDINATED DEBT
Yodle has entered into debt agreements which are subordinated to the SVB loans. The schedule of principal amounts and net carrying amounts are as follows:

(in thousands)		December 31, 2013		December 31, 2014
Subordinated Debt	Initial Principal	Principal Outstanding	Net Carrying Amount	Principal Outstanding	Net Carrying Amount

Subordinated Loan	$15,000	$15,000	$15,000	$15,000	$15,000
Promissory Note	2,460	2,460	2,460	—	—

Total Subordinated Debt		$17,460	$17,460	$15,000	$15,000
Current portion		$2,460	$2,460	$—	$—
Long-term portion		$15,000	$15,000	$15,000	$15,000
Subordinated Loan
In September 2013, Yodle borrowed $15.0 million from a reseller. The loan has a fixed interest rate of 5%, payable monthly. A portion of the proceeds from this loan was used to repay the SVB 2011 Loan of $10.0 million (see note on Bank Loans). The Subordinated Loan is due on September 9, 2017. Interest expense of $0.2 and $0.8 million was recorded in the consolidated statements of operations for the years ended December 31, 2013 and 2014, respectively. The carrying value of the subordinated loan as of December 31, 2013 and 2014, respectively, approximates fair value as the interest rate is similar to current bank debt interest rates. The Company considers these inputs to be within Level 3 of the fair value hierarchy because it cannot reasonably observe activity in the limited market in which participations in the term loans are traded, if at all.
Promissory Note
On November 18, 2011, Yodle purchased 3,000,000 shares of its common stock from one of the Company’s founders. As consideration for the purchase, Yodle issued a promissory note in the amount of $2.5 million, of which the principal accrued interest at 3.3% per annum. The note was due on the earlier of (i) the closing of an acquisition of Yodle or (ii) June 21, 2014. Yodle paid off the balance and accrued interest due on the promissory note on June 20, 2014. For the years ended December 31, 2013, and 2014, $0.1 million and less than $0.1 million, respectively, was recorded in interest expense and other on the consolidated statements of operations.
The schedule of stated interest rates, effective interest rates, interest expense and discount amortization amounts are as follows:

(in thousands)	Stated Interest Rate	Effective Interest Rate	Interest Expense	Discount Amortization

Year ended December 31, 2013
Subordinated Loan	5.00%	5.11%	$238	$—
Promissory Note	3.30%	3.35%	82	—

Year ended December 31, 2014
Subordinated Loan	5.00%	5.07%	$760	$—
Promissory Note	3.30%	3.33%	38	—

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Scheduled repayment of subordinated debt as of December 31, 2014 is as follows:

(in thousands)

2015	$—
2016	—
2017	15,000
2018	—

$15,000

11.    WARRANTS
Yodle examines the terms of each warrant instrument at issuance, along with the terms and conditions of any other instruments issued in conjunction with the warrants, such as debt agreements, to determine the proper accounting treatment.
Preferred Stock Warrants
2010 Loan
In connection with the 2010 Loan, SVB was granted a warrant to purchase 78,320 warrants to purchase shares of Yodle’s Series D Preferred Stock with an exercise price of $1.4045 per share. Yodle initially recorded the value of these warrants based on the fair value on the date of grant of $0.1 million as a reduction of the stated value of the loan, which was accreted into the loan over its maturity as additional interest expense.
As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statements of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheets.
2011 Loan
In 2011, in accordance with terms of the 2011 Loan, SVB was granted warrants to purchase 711,997 shares of Series D Preferred Stock. The warrants were transferable without restriction by the holder. Yodle recorded the value of these warrants based on the fair value on the date of issuance, $0.7 million, as a reduction of the stated value of the loan, which was to be accreted into the loan over its maturity as additional interest expense.
As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the consolidated statements of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheets.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Bridge Financing
On May 23, 2011, in conjunction with the Bridge Financing, Yodle issued 640,797 warrants to the holders of the convertible promissory notes “Bridge Financing Warrants” based on the terms of the Bridge Financing. 897,120 additional Bridge Financing Warrants were issued between July 23, 2011 and August 23, 2012. In September 2012, in accordance with the terms of the Bridge Financing, the Bridge Financing Warrants matured and were converted to warrants for the purchase of shares of Series D Preferred Stock. The initial fair value of warrants issued in 2011 and 2012 was $0.5 million and $0.3 million, respectively. The warrants were fully vested at issuance.
As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statements of operations. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheets.
Series A Preferred Stock and Series B Preferred Stock warrants relate to debt issued prior to 2011. As the warrants are exercisable into Series A and Series B Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statements of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheets.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The below table summarizes the outstanding preferred stock warrant liabilities as of December 31, 2013 and 2014:

(in thousands, except share and per share data)
Preferred Stock Warrants	Issue Date	Expiration Date	Exercise Price	Shares Outstanding	Fair Value at Issue Date	As of December 31, 2013	As of December 31, 2014
Series A	5/1/2007	5/31/2017	$0.1445	311,419	$—	$657	$666
Series B	7/18/2008	7/17/2018	$0.5670	141,093	74	247	260
Series D - Bridge Financing	5/23/2011	5/23/2018	$1.4045	640,797	326	659	718
	7/23/11-8/23/12	5/23/2018	$1.4045	897,120	444	894	1,005
Series D - 2011 Loan	5/23/11-11/23/11	5/22/2021	$1.4045	711,997	666	997	1,196
Series D - 2010 Loan	10/1/2010	10/1/2020	$1.4045	78,320	76	107	128

				2,780,746	$1,586	$3,561	$3,973
The changes in fair value of the warrants recorded to interest expense and other represent expense of $0.9 million and $0.4 million for the years ended December 31, 2013 and 2014, respectively.
All of Yodle’s outstanding Preferred Stock warrants become exercisable for shares of common stock on a one-for-one basis upon the closing of an IPO, and 1,537,917 of these warrants that were issued in connection with the Bridge Financing for our acquisition of ProfitFuel will, subject to certain conditions, automatically be deemed exercised in full pursuant to a net exercise provision upon its closing. The net exercise provision contained in certain of the Company’s outstanding warrants provides that the holder may, in lieu of payment of the exercise price in cash, surrender the applicable warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the applicable warrant after deduction of the aggregate exercise price. The warrants also contain a provision for the adjustment of the exercise price and the number of shares issuable upon the exercise of the applicable warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
Common Stock Warrants
As part of the 2012 Loan, SVB received a warrant to purchase 195,000 shares of common stock at a purchase price of $1.19 per share. Yodle recorded the fair value of the warrants, determined using a binomial pricing model, on the date of the grant as a reduction of the stated value of the loan, which was to be accreted into the loan over its maturity as additional interest expense (see note on Bank Loans for details of 2012 Loan). 195,000 warrants remain outstanding as of December 31, 2014.
In March 2009, a recruiting firm received warrants to purchase 37,500 shares of common stock at a purchase price of $0.38 per share. 5,553 of these warrants remained outstanding as of December 31, 2013. All of these warrants had been exercised as of December 31, 2014.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The common warrants issued and outstanding were assessed under ASC 815 and were determined to initially not meet the definition of a derivative, but will require evaluation on an on-going basis. As of December 31, 2014, the warrants still did not meet the definition of a derivative and were therefore classified in stockholders’ deficit.

12.    INCOME TAXES
The provision (benefit) for income taxes is as follows:

(in thousands)	Year Ended December 31,
	2013	2014
Current
Federal	$3	$2
State	265	391

Total current	268	393

Deferred
Federal	(4,600)	—
State	(799)	—

Total deferred	(5,399)	—

Total income tax expense / (benefit)	$(5,131)	$393
The reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:

	Year Ended December 31,
	2013	2014
Federal statutory income tax rate	34.00%	34.00%
Non-deductible portion of Lighthouse deferred payment	(11.02)	—
State income taxes, net of federal benefit	(1.21)	(2.89)
Valuation allowances on deferred tax assets	5.63	(26.95)
Stock-based compensation	5.56	(7.20)
Preferred stock warrants / debt	(2.01)	(1.57)
Other permanent differences	2.20	(1.37)
Other	(0.12)	1.57

Effective income tax rate	33.03%	(4.41)%

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The significant components of the Company’s deferred tax assets and liabilities are as follows:

(in thousands)	December 31,
	2013	2014
Current deferred tax assets
Accrued expenses	$238	$239

Total current deferred tax assets	238	239

Non-current deferred tax assets
Operating loss and credit carryforwards	18,731	21,497
Deferred revenue	1,759	1,828
Stock-based compensation	441	1,108
Deferred rent	690	780
Depreciation	88	—
Other	161	161

Total non-current deferred tax assets	21,870	25,374

Total deferred tax assets	22,108	25,613

Non-current deferred tax liabilities
Amortization of intangibles	(4,521)	(3,302)
Depreciation	—	(66)

Total non-current deferred tax liabilities	(4,521)	(3,368)
Net deferred tax assets before valuation allowances	17,587	22,245
Valuation allowances	(17,587)	(22,245)

Net deferred tax assets after valuation allowances	$—	$—
A valuation allowance has been established for all deferred tax assets net of deferred tax liabilities, excluding deferred tax liabilities of indefinite duration. An uncertainty that may affect the realization of the net operating losses and other deferred tax items is the ability of the Company to generate sufficient taxable income in future periods to utilize the net operating losses and other deferred tax items.
As of December 31, 2013 and 2014, the Company has net operating loss carryforwards (“NOLs”) available to offset future taxable income of approximately $48.9 million and $51.3 million respectively. The NOLs expire in varying years through 2034.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)

Balance at January 1, 2013	$—
Additions for tax positions of prior periods	286

Balance at December 31, 2013	286

Additions for tax positions of prior periods	8
Reductions due to statute expirations	(6)

Balance at December 31, 2014	288
Less interest and penalties	(17)

Balance at December 31, 2014 net of interest and penalties	$271
Yodle accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of December 31, 2013 and 2014, accrued interest and penalties included in unrecognized tax benefits were insignificant. The Company anticipates that less than $0.1 million in unrecognized tax benefits will be relieved in the next twelve months.
As of December 31, 2014, the Company remained subject to examination for all federal, state and local income tax returns for the years 2011 through 2014.

13.    CONVERTIBLE PREFERRED STOCK
Yodle has issued six series of convertible preferred stock: Series A, Series B, Series C, Series D, Series E and Series F collectively “Convertible Preferred Stock”, as follows:

(in thousands, except share and per share data)
Convertible Preferred	Issue Date	Issued	Outstanding	Authorized	Original Issue Price	Original Proceeds at Issuance	Issuance Costs	Proceeds Net of Issuance Costs	Liquidation Preference	Carrying Value as of December 31, 2013	Carrying Value as of December 31, 2014
Series A	Nov-06	21,453,287	21,453,287	21,453,287	$0.1444	$3,098	$110	$2,988	$0.1444	$2,988	$2,988
Series A	Jun-07	3,460,208	3,460,208	25,224,914	$0.1445	500	—	500	$0.1445	500	500
Series B	Nov-07	21,164,021	21,164,021	21,305,114	$0.5670	12,000	68	11,932	$0.5670	11,932	11,932
Series C	Jan-09	15,539,089	15,539,089	15,837,919	$0.8366	13,000	90	12,910	$0.8366	12,910	12,910
Series C	Aug-09	298,830	298,830	15,837,919	$0.8366	250	—	250	$0.8366	250	250
Series D	May-11	7,119,973	7,119,973	7,119,973	$1.4045	10,000	65	9,935	$1.4045	9,935	9,935
Series D	Sept-12	7,274,827	7,274,827	16,723,034	$1.4045	10,218	—	10,218	$1.4045	10,218	10,218
Series E	Feb-13	3,804,348	3,804,348	4,673,913	$2.3000	8,750	72	8,678	$2.3000	8,678	8,678
Series E	Mar-14	869,565	869,565	4,673,913	$3.1600	2,748	—	2,748	$2.3000	—	2,748
Series F	Feb-13	1,666,667	1,666,667	1,666,667	$3.0000	5,000	—	5,000	$4.5000	5,000	5,000

		82,650,815				$65,564	$405	$65,159		$62,411	$65,159

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

In March 2014, Yodle settled its Earn-out liability in accordance with the terms of the September 2013 amendment to the Lighthouse merger agreement which included the issuance of 869,565 shares of Series E Preferred Stock at a fair value of $3.16 per share (see note on Business Combination).
As of December 31, 2014, Yodle concluded that a deemed liquidation event was not probable and, therefore, preferred stock is presented net of issuance costs.
Voting Rights-The number of votes that a share of preferred stock is entitled to vote is calculated by converting the preferred series share into a share of common at a 1:1 ratio. Preferred stock classes A, B and D each elect one board of director. The Company’s voting agreement sets the size of the board of directors.
Conversion Option-Holders of Series A, B, C, D, E and F Preferred Stock have the option of converting their shares into shares of common stock at any time, at a conversion ratio of 1:1, adjusted for any dilutive transactions such as stock splits, certain dividends, mergers or acquisitions.
The conversion ratio of Series F Preferred shares is 1:1, with the potential exception in an IPO transaction. In accordance with the Fifth Amendment and Restated Certificate of Incorporation, if the per-share offering price to the public in Yodle’s initial public offering of Common Stock is less than the amount to which shares of Series F Preferred Stock is entitled as a liquidation preference, and the proceeds available for distribution to the holders of the Company’s capital stock were equal to the pre-IPO valuation of the Company, then immediately prior to the conversion of the shares of Series F Preferred Stock in connection with the IPO (mandatory conversion), the Series F Preferred Stock conversion price shall be reduced to a price equal to (i) the Series F Conversion price in effect immediately prior to such conversion ($3.00 per share) multiplied by (ii) a fraction, the numerator of which is the IPO offering price and the denominator of which is the per share price which a share of Series F Preferred Stock would be entitled to as a liquidation preference (as described below in Liquidation Preference).
Mandatory Conversion-Upon a qualifying public offering, which results in net cash proceeds of at least $20.0 million to Yodle, Series A, B, C, D, E, and F are mandatorily converted into shares of common stock, at the then prevailing conversion ratio, unless holders of at least 55% of stockholders of Series A, B, C, D and F object to the conversion.
Dividends-Dividends are payable only when declared by Yodle. The holders of convertible preferred stock shall first receive or simultaneously receive a dividend on each outstanding share of convertible preferred stock in an amount at least equal to $0.0116 per share for Series A Preferred, $0.0454 per share for Series B Preferred, $0.0669 per share for Series C Preferred, $0.1124 for Series D Preferred, $0.184 per share for Series E Preferred, and $0.2400 per share for Series F Preferred. No dividends have been declared for any of the periods presented in these consolidated financial statements. The Company is precluded from paying cash dividends pursuant to the terms and conditions in the 2013 Loan and the Subordinated Loan.
Liquidation Preference-In the event of a voluntary or involuntary liquidation, the holders of convertible preferred stock outstanding shall be entitled to be paid out of assets of Yodle available for distribution to the Company’s stockholders, before any payment shall be made to the holders of common stock in relation to the convertible preferred stock’s original issue price (Series A $0.1445, Series B $0.5670, Series C $0.8366, Series D $1.4045, Series E $2.30, Series F, (a) $3.75 if the event occurs before the first anniversary of Original Issue Date (The Original Issue Date is February 28, 2013), (b) $4.50 if event occurs after the first anniversary but before second anniversary of Original Issue Date, (c) $6.00 if event occurs after the second anniversary of the Original Issue Date). If there is not enough to satisfy the entire payout, the liquidation amount will be ratably divided among all convertible preferred stock stockholders based on the convertible preferred stock’s original issue price. Finally, holders of common stock share in liquidation proceeds, if any remain available.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Yodle’s amended Certificate of Incorporation states that upon the occurrence of certain deemed liquidation events, such as certain merger, consolidation, reorganization or other transactions, the majority of preferred stockholders, specifically, 55% of the holders of Series A, B, C, D and F Preferred Stock, can require the Company to redeem their shares of preferred stock upon the occurrence of a Deemed Liquidation Event. Since the preferred stockholders control the Board, the occurrence of a Deemed Liquidation Event is not solely within Yodle’s control. Further, since the Certificate of Incorporation does not explicitly require that common stockholders and Preferred stockholders receive the same form of consideration upon the occurrence of a Deemed Liquidation Event, the shares of preferred stock do not meet the limited exception in ASC 480-10-S99-3A(3)(F) that would allow the shares of preferred stock to be classified in permanent equity. Therefore, the preferred stock has been classified as temporary equity on the consolidated balance sheets.
Participation Rights-Series A, B, C, D, E and F preferred stockholders of at least 4,000,000 preferred stock have participation rights which are calculated on a fully diluted basis and allow each convertible preferred stockholder to purchase a pro-rata portion of any offering of new securities of the enterprise in line with their then current ownership. Participation rights give the convertible preferred stockholders the ability to maintain their respective ownership percentages and restrict the ability of common stockholders to diversify the shareholdings of the enterprise.
Financing Costs-In connection with the issuance of preferred stock series A, B, C, D, E and F, Yodle incurred aggregate financing costs of approximately $0.4 million. The preferred stock issuance costs are recorded at issuance as a reduction to the redeemable preferred stock amount.

14.    STOCKHOLDERS' DEFICIT
Common Stock-As of December 31, 2014, the number of shares authorized for common stock remains at 155,000,000 at $0.0002 par value. In October 2013, Yodle amended its certificate of incorporation to allow an increase in the number of authorized shares of common stock from 147,000,000 to 155,000,000 at $0.0002 par value. The authorized shares had previously been increased from 142,000,000 to 147,000,000 in February 2013. Common stock stockholders are entitled to receive one vote for each share of common stock held. Common stockholders may receive dividends only after the payment in full of all the preferential dividends of the preferred stockholders and if and when the Board of Directors determines in its sole discretion. Yodle has agreements in place with common stockholders which gives the Company the first right of refusal in case common stockholders intend to sell their holdings.
The following shares of common stock are reserved for the future issuance of preferred stock, stock options and warrants:

	As of December 31,
	2013	2014
Conversion of convertible preferred stock	81,781,250	82,650,815
Conversion of stock options	20,960,745	20,430,266
Conversion of preferred stock warrants	2,780,746	2,780,746
Conversion of common stock warrants	200,553	195,000

Total	105,723,294	106,056,827

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

15.    STOCK-BASED COMPENSATION
Under the Equity Incentive Plan (the “Plan”) for directors, employees, and consultants of Yodle, in 2007, the Board authorized the grant of nonqualified and incentive stock options. In February 2013, the Board increased the number of share based awards available to be issued under the plan to 30,953,663 from 26,853,663. In October 2013, the Board increased the number of share based awards available to be issued to 34,953,663 from 30,953,663. In May 2014, the Board increased the number of options available to be issued to 37,353,663 from 34,953,663. Such share based awards become exercisable subject to vesting schedules up to five years from the date of the grant.
In May 2014, Yodle granted 2,380,000 options with an exercise price of $2.96 to 7 employees that were performance based and were to be canceled if the Company did not complete its IPO within one year of the grant date. On September 18, 2014, the Company modified these options by changing the exercise price from $2.96 to $2.39 resulting in an incremental fair value of $0.3 million. On December 11, 2014, the Board of Directors removed the performance condition that resulted in a modification to the awards. Accordingly, no expense was historically recognized based on original and incremental fair value, and $0.4 million of expense was recognized in the fourth quarter of 2014 based on the December 11, 2014 modified fair value. The total fair value of the replacement awards were $2.5 million which was a decrease from the pre-modification fair value of $4.7 million.
On September 18, 2014, the Company modified 1,407,000 option grants issued in February 2014 by changing the exercise price from $2.01 to $2.82, which affected 26 employees and did not result in any incremental cost. On September 18, 2014 the modified grants were further modified to an exercise price of $2.39 resulting in an incremental compensation cost of $0.2 million recognized over a remaining vesting period of 3.97 years. All terms, other than the exercise price and expiration date remained unchanged. The grant expiration date, which is 10 years from grant date, changed from February 2024 to September 2024.
On September 18, 2014, the Company also modified 2,455,600 option grants issued in May 2014 by changing the exercise price from $2.96 to $2.39, which affected 43 employees and resulted in a total incremental compensation cost of $0.1 million recognized over a remaining vesting period of 4.13 years. All terms other than the exercise price of the May modified options remained unchanged.
The fair market value of each option granted for the periods presented has been estimated on the grant or modification date using the Black-Scholes-Merton option-pricing model with the following assumptions:

	2013	2014
Risk-free interest rate (percentage)	1.02 - 2.02	1.59 - 2.08
Expected term (in years)	5.55 - 6.32	5.06 - 6.32
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	52.34 - 56.71	56.86 - 70.02
As of December 31, 2014, there remains approximately $9.7 million of unrecognized compensation cost from stock options granted under the plan, which is expected to be recognized over a period of 3.46 years.
For the years ended December 31, 2013 and 2014, no stock-based compensation expense for non-employee consultants was recognized as no grants were issued, vesting or outstanding to consultants.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

A summary of stock option activity as of and for the year ended December 31, 2014 is as follows:

(in thousands, except share and per share data)	Number of Shares	Weighted Average Exercise Price	Average Remaining Contract Life	Aggregate Intrinsic Value
Options outstanding as of January 1, 2014	20,960,745	0.89	7.04 years	$23,401
Granted	14,157,500	2.59
Exercised	(5,600,732)	0.30
Forfeited unvested	(8,725,361)	2.60
Forfeited - vested and cancelled	(361,866)	0.45

Options outstanding as of December 31, 2014	20,430,266	1.51	7.75 years	$16,554

Options vested and expected to vest as of December 31, 2014	16,859,471	1.44	7.53 years
Options exercisable as of December 31, 2014	9,017,906	0.90	6.25 years	$12,565
The above table includes modifications on September 18, 2014.
The weighted-average grant date fair value of options granted during the years ended December 31, 2013 and 2014 was $0.91 and $1.56 respectively. The total intrinsic value of options exercised in the years December 31, 2013 and 2014 was $5.3 million and $11.5 million respectively.
A summary of the status of Yodle’s unvested options as of December 31, 2014 and changes during the year are as follows:

	Number Of Options	Weighted Average Grant-Date Fair Value
Non-vested as of January 1, 2014	9,321,969	0.77
Granted	14,157,500	1.56
Vested	(3,341,748)
Forfeited	(8,725,361)	1.58

Non-vested as of December 31, 2014	11,412,360	1.19
The above table includes modifications on September 18, 2014.
On May 23, 2011, the Board authorized the Company to make restricted stock grants of 2,000,000 shares of the Company’s common stock with a fair value of $1.51 per share. The restricted stock grant vests over a two year period; 50% of the shares vest at the one-year anniversary and the remainder vest monthly thereafter. Total fair value of the awards was $3.0 million. Stock-based compensation expense related to restricted stock for 2013 was $0.6 million. As of December 31, 2013, all shares had vested. There were no other grants of restricted stock units during the year ended December 31, 2014.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Stock-based compensation expense was included in the following costs and expenses:

(in thousands)	Year Ended December 31,
	2013	2014
Cost of revenue	$15	$43
Selling and marketing	780	1,114
Technology and product development	675	821
General and administrative	1,161	1,656

Total stock-based compensation expense	$2,631	$3,634

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

16.    COMMITMENTS AND CONTINGENCIES
Operating Leases-As of December 31, 2014, the fixed minimum rentals on operating leases for office space, furniture and equipment are as follows:

(in thousands)

Years Ending December 31,
2015	$6,383
2016	7,775
2017	7,466
2018	6,719
2019	6,847
Thereafter	28,449

$63,639
The fixed minimum rental total includes approximately $0.8 million related to offices no longer in use as of December 31, 2014.
Yodle’s rent expense for the years ended December 31, 2013 and 2014 was approximately $3.9 million and $4.8 million, respectively.
In July 2014, Yodle signed a new lease agreement for its headquarters in New York City, which commenced March 2015 and ends April 2024. The operating lease calls for $44.8 million in fixed minimum rent payments over the course of the lease. The security deposit for the lease is a $4.0 million unsecured letter of credit. Yodle has recorded $1.5 million of escrow deposits for leasehold improvements and $0.5 million of deposits on undelivered office furniture to other assets, net on the consolidated balance sheet of which $1.6 million was paid and $0.4 million was unpaid as of December 31, 2014. These expenditures will remain in other assets, net until Yodle takes possession of the space and when the furniture is delivered (see note on Subsequent Events).
Lease Abandonment-Yodle announced the closure of its Indianapolis office in 2013. The cost for the office, which is included in general and administrative expenses in the consolidated statements of operations, for the year ended December 31, 2013 and 2014 were insignificant.
Legal Matters-From time to time Yodle or its subsidiaries may be involved in legal proceedings and/or litigation arising in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, Yodle does not believe that the outcome of any current claims, individually and in aggregate, will have a material effect on its consolidated financial position, results of operations or cash flows.

17.    EMPLOYEE BENEFIT PLAN
Yodle maintains a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986, with a salary deferral feature for all eligible employees. Under the plan, eligible employees may make pretax contributions subject to limitations imposed by the Internal Revenue Service. Yodle has not made any matching contributions during the years ended December 31, 2013 or 2014.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

18.    FAIR VALUE MEASUREMENTS
In accordance with ASC 820, Fair Value Measurements, Yodle has categorized its assets and liabilities recorded at fair value based upon the fair value hierarchy. The levels of fair value hierarchy are as follows:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that Yodle has the ability to access.

•
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable and are typically based on Yodle’s own assumptions, including situations where there is little, if any, market activity.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, Yodle categorizes such assets or liabilities based on the lowest level input that is significant to the fair value measurement in its entirety. Yodle’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset. Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented below may include changes in fair value that were attributable to both observable (e.g. changes in market interest rates) and unobservable (e.g. changes in historical company data) inputs. The major categories of assets and liabilities measured on a recurring basis, at fair value, as of December 31, 2013 and 2014 are as follows:

(in thousands)
		At December 31, 2013
		Level 1	Level 2	Level 3	Total
Asset	Money market funds	$5,294	$—	$—	$5,294
Asset	Certificates of deposit	—	2,228	—	2,228
Liability	Preferred stock warrant liabilities	—	—	3,561	3,561
Liability	Contingent consideration in business combination	—	2,977	2,313	5,290
Liability	Deferred consideration	—	1,637	—	1,637

		At December 31, 2014
		Level 1	Level 2	Level 3	Total
Asset	Money market funds	$3,545	$—	$—	$3,545
Asset	Certificates of deposit	—	2,628	—	2,628
Liability	Preferred stock warrant liabilities	—	—	3,973	3,973
Liability	Contingent consideration in business combination	—	—	—	—
Liability	Current portion of deferred consideration	—	1,619	—	1,619

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Money market funds-Yodle values its money market funds using quoted active market prices for such funds at each reporting date.
Certificates of deposit (“CD”)-Yodle compares its CD rates with active market prices of comparable CDs at each reporting date. The certificates of deposit are classified as restricted cash and have a maturity date of March 2015 or sooner.
Preferred stock warrant liabilities-The valuation technique used to measure fair value for Yodle’s Level 3 warrant liabilities was a Black-Scholes-Merton option pricing model at each reporting date. A rollforward of the fair value measurements of the warrant liability categorized with Level 3 inputs as of December 31, 2013 and 2014 is as follows:

(in thousands)	Year Ended,
	2013	2014
Balance as of January 1,	$2,655	$3,561
Issuance of warrants	—	—
Change in fair value of warrant liability	906	412
Balance as of December 31,	$3,561	$3,973
Contingent consideration in business combination-In March 2014, Yodle paid the stockholders of Lighthouse an Earn-out, the amount of which was based on gross revenue performance over the measurement period that commenced March 1, 2013 and ended February 28, 2014. The Earn-out was settled by the issuance of 869,565 Series E Preferred Shares at a fair value of $3.16 per share and the payment of $3.0 million in cash to the stockholders. The fair value of the Earn-out at the acquisition date was $4.6 million and was recorded as a liability as of the purchase date. In September 2013, the merger agreement was amended to recognize that the Earn-out targets had been met in full, and that in March 2014, the stockholders would be paid 869,565 shares of Series E Preferred Stock, and $3.0 million in cash. On the amendment date, the removal of the revenue contingency caused the cash portion of the liability to transfer out of Level 3 and into Level 2. The valuation technique used to measure fair value for Yodle’s Level 2 Earn-out consideration was the present value of expected future cash flows, using a discount rate equivalent to the Company’s cost of debt. Yodle used an adjusted option pricing model to derive the fair value of the Level 3 Earn-out consideration. The option pricing model was calibrated to the Company’s estimated probability of being above the Earn-out cap. Level 3 inputs into the adjusted option pricing model to determine the fair value of the Earn-out included forecasts, the fair value of the underlying Series E Preferred Stock, time to payment and probabilities for achieving revenue targets. As of December 31, 2013 the fair value of contingent consideration for the Earn-out amounted to $3.0 million of Level 2 and $2.3 million of Level 3. (See note on Business Combination)
A rollforward of the fair value measurements of the contingent consideration in business combination categorized with Level 3 inputs as of December 31, 2013 and 2014 is as follows:

(in thousands)

Balance as of January 1, 2013	$—
Fair value at date of business combination	4,600
Change in fair value	479
Transfer from Level 3 to Level 2 at September 2013	(2,940)
Change in fair value of contingent consideration	174

Balance as of December 31 , 2013	2,313
Change in fair value	435

Balance at settlement, March 2014	$2,748

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

Yodle reviews the fair value hierarchy classification of its applicable assets and liabilities at each reporting period. Changes in the observability of valuation inputs may result in transfers within the fair value measurement hierarchy. The Company’s policy is to record transfers between levels, if any, in the month in which the transfer occurs.
Deferred consideration-The valuation technique used to measure fair value for Yodle’s Level 2 deferred consideration was the present value of expected future cash flows.
The fair value of the deferred consideration was determined using the present value of expected cash payments, including interest, over the term of the liability. The discount rate used, 7.03%, was consistent with the discount rate used to calculate the fair value at the acquisition date.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

The fair market value of each warrant granted for the periods presented has been estimated at each reporting period using a Black-Scholes-Merton pricing model with the following assumptions. There were no warrants issued in 2013 or 2014.

	2013	2014
Series A Preferred
Risk-free interest rate (percentage)	0.37 - 0.99	0.83 - 0.96
Expected term (in years)	3.39 - 4.14	2.39 - 3.14
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	49.50 - 67.50	60.70 - 72.30

	2013	2014
Series B Preferred
Risk-free interest rate (percentage)	0.55 - 1.42	1.25 - 1.43
Expected term (in years)	4.55 - 5.30	3.55 - 4.30
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	48.80 - 64.70	60.70 - 71.60

	2013	2014
Series D Preferred - Bridge Financing
Risk-free interest rate (percentage)	0.17 - 0.23	0.06 - 0.26
Expected term (in years)	1.26 - 1.55	0.44 - 1.26
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	42.10 - 52.10	59.40 - 67.60

	2013	2014
Series D Preferred - 2010 Loan
Risk-free interest rate (percentage)	1.00 - 2.02	1.77 - 2.16
Expected term (in years)	6.81 - 7.56	5.81 - 6.56
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	42.10 - 52.10	59.40 - 67.60

	2013	2014
Series D Preferred - 2011 Loan
Risk-free interest rate (percentage)	1.12 - 2.14	1.86 - 2.31
Expected term (in years)	7.39 - 8.14	6.39 - 7.14
Expected dividend yield (percentage)	—	—
Expected volatility (percentage)	42.10 - 52.10	59.40 - 67.60

2013
Earn-out consideration
Risk-free interest rate (percentage)	0.06 - 0.13
Expected term (in years)	0.20 - 1.00
Expected dividend yield (percentage)	—
Expected volatility (percentage)	52.50 - 52.80
Cost of debt (percentage)	5.00 - 8.00
Risk adjusted discount rate (percentage)	14.32 - 14.70

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

19.    SEGMENT, GEOGRAPHIC AND SIGNIFICANT CUSTOMER INFORMATION
The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Yodle has concluded that its operations constitute one operating and reportable segment. Substantially all assets were held in the United States as of each year ended December 31, 2013 and 2014.
Yodle’s geographic revenues by country of customer residence, and percentage of total revenue by location, are as follows:

(in thousands)	2013		2014

United States	$151,571	93.64%	$183,666	96.05%
International	10,292	6.36%	7,559	3.95%

	$161,863	100.00%	$191,225	100.00%
No single customer exceeds ten percent of Yodle’s revenue for all years presented above. As of December 31, 2013, a customer accounted for 38% of accounts receivable, net. As of December 31, 2014, two customers accounted for 48% and 13%, of accounts receivable, net, respectively.

20.    RELATED PARTY TRANSACTIONS
As a result of the Lighthouse business combination, Yodle became a party to an office lease in a building owned by an employee of Lighthouse. Yodle currently utilizes that office space located in Sugar Hill, Georgia, the building owner’s employment with Yodle ended in 2014. Rent expense paid for the office space for the years ended December 31, 2013 and 2014 totaled $0.1 million, respectively.

21.    NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities.
In the event a dividend is paid on common stock, convertible preferred stock participates as if they were holders of common shares (on an if-converted basis). To date no dividends have been declared.
Under the two-class method for periods with net income, basic net income per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is determined by allocating undistributed earnings among common stock and convertible preferred stock. The holders of convertible preferred stock shall first receive or simultaneously receive a dividend on each outstanding share of convertible preferred stock in an amount at least equal to $0.0116 per share for Series A Preferred, $0.0454 per share for Series B Preferred, $0.0669 per share for Series C Preferred, $0.1124 for Series D Preferred, $0.1840 per share for Series E Preferred, and $0.2400 per share for Series F Preferred. Since preferred stockholders are entitled to receive minimum dividend payouts prior to any common stockholders receiving dividends, undistributed earnings are allocated first to preferred shares up to the minimum dividend.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

For periods with a net loss, an allocation of the undistributed losses to the holders of convertible preferred stock and unvested restricted stock is not made, as the holders have no obligation to fund losses.
Diluted net income (loss) per share attributable to common stockholders is computed by using the weighted-average number of common shares outstanding, plus, for periods with net income attributable to common stockholders, the potential dilutive effect of outstanding stock options and warrants using the treasury stock method. In addition, the Company analyzes the potential effect of the outstanding participating securities under the “if-converted” method when calculating diluted earnings per share, in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches (two-class or “if-converted”) as its diluted net income per share during the period. Due to net losses for the years ended December 31, 2013 and 2014, basic and diluted per share were the same.

(in thousands, except share and per share data)	For the Year Ended December 31,
	2013	2014
Net loss attributable to common stockholders:
Basic and diluted	$(10,402)	$(9,314)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	35,743,067	42,996,591

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.29)	$(0.22)
Yodle excluded the following weighted-average common shares underlying stock-based securities from the calculations of diluted net loss per common share because their inclusion would have been anti-dilutive:

	Year Ended December 31,
Common share equivalents excluded from calculation:	2013	2014
Dilutive effect of assumed conversion of Preferred Stock	80,896,894	82,507,873
Dilutive effect of employee stock options	20,733,313	19,762,820
Dilutive effect of Preferred Stock Warrants	2,780,747	2,780,746
Dilutive effect of Common Stock Warrants	203,226	198,195

	104,614,180	105,249,634

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2014 and 2013

22.    OTHER ASSETS, NET
The following table details other assets, net as of December 31, 2013 and 2014:

(in thousands)	As of December 31,
	2013	2014
Deferred IPO costs	$—	$4,267
Unpaid deferred IPO costs	—	387
Deposits for equipment and improvements at new facility	—	1,640
Unpaid deposits for equipment and improvements at new facility (see note on Commitments and Contingencies)	—	382
Other	267	143

Total	$267	$6,819
In 2014, Yodle began incurring costs in connection with the filing of its Registration Statement on Form S-1, which are deferred (see note on Summary of Significant Accounting Policies).

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of December 31, 2013 and 2014 and
for the years ended December 31, 2013 and 2014

23.    SUBSEQUENT EVENTS
On January 8, 2015, stockholders representing a majority of each class stockholders voted to amend Yodle’s charter to allow for up to 170,000,000 shares of Common Stock with a par value of $.0002 per share and to increase the size of the equity incentive plan by 4,600,000 to 41,953,663 share based awards.
On February 6, 2015, the 2013 Loan was modified when Yodle entered into a second amended and restated loan and security agreement (“2015 Loan”) with SVB, whereby the Term Loan Facility remained unchanged and the Revolving Credit Facility was amended to a revolving line of credit (“LOC”). The LOC provides Yodle with the ability to borrow up to $15.0 million dollars based on a multiple of monthly recurring revenue, reduced by the amount of standby letters of credit issued by SVB (“Outstanding LCs”). The LOC will automatically increase to a maximum of $20.0 million less Outstanding LCs if Yodle raises $20.0 million in net proceeds from an equity capital raise. The 2015 Loan also releases the requirement to cash collateralize Outstanding LCs and cancels the restrictions on cash balances of $2.6 million. Amounts outstanding pursuant to the term loan are subject to a floating per annum rate equal to the prime rate plus three quarters of one percent (0.75%). Amounts outstanding pursuant to the LOC are subject to a floating per annum rate equal to the prime rate plus one percent (1.00%). Yodle’s ability to make principal payments of its subordinated debt is subject to the terms of intercreditor agreements between the applicable subordinated debtor and SVB.
The Deferred Payment is now due in 24 equal monthly installments beginning March 2015 through February 2017, rather than in one lump sum on February 28, 2015. However, the intercreditor agreement to the 2015 Loan prohibits Yodle from making any principal payments on the Deferred Payment until the raising of a minimum of $20.0 million from a sale of equity. In the event of a Qualifying Public Offering, the entire Deferred Payment and any accrued interest would be due and payable immediately. As such, and pursuant to the intercreditor agreement, payments scheduled to commence in March 2015 have not been made.
During February 2015, Yodle paid $0.3 million and issued 43,500 shares of common stock to the former owners of Service Task.
In April 2015, Yodle moved into its new headquarters in New York City (see note on Commitments and Contingencies).